Exhibit 99.03

AMENDMENT NO. 1 TO PURCHASE AND AMENDMENT TO LOAN AGREEMENT

This Amendment No. 1 (the "Amendment") to Purchase and Amendment (this "Agreement") to the Loan Agreement (as defined below), is entered into as of April 15, 2012 by and among BluePhoenix Solutions Ltd. (the "Company"), a company incorporated under the laws of the State of Israel and each of Lake Union Capital Management, LLC, Prescott Group Capital Management, LLC and Columbia Pacific Opportunity Fund, LP (individually, a "Lender", and collectively the "Lenders " and together with the Company, the "Parties").

All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Agreement unless otherwise specifically set forth herein.

WITNESSETH

WHEREAS, the Company and the Lenders have entered on March 19, 2012 into the Agreement and wish to amend it in accordance with the terms hereof;

WHEREAS, the Company's Board of Directors and Audit Committee have reviewed and approved this Amendment subject to the approval of the Company’s shareholders.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Section 5(a) of the Agreement is hereby amended and restated in its entirety and replaced with the following:

"5(a) Issuance of Shares; Registration Rights.

On the date that is 120 days following the Loan Amendment Closing Date or on such earlier date following the Loan Amendment Closing Date on which a Lender notifies the Company that it irrevocably elects not to exercise its Early Conversion Option pursuant to Section 7, in consideration for the Lenders agreements and obligations hereunder and for no additional consideration, the Company shall issue to such Lender its respective portion of One Million Two Hundred Thousand (1,200,000) Ordinary Shares (the “Compensation Shares”) (i.e., 400,000 Ordinary Shares for each Lender), free and clear of any Lien, to be allocated among them and their respective affiliates as set forth opposite each Lender’s name on Schedule I (the "Issuance"). The number of Compensation Shares shall be adjusted to account for any recapitalization, share split, reverse split or other similar events. In case of issuance of the Company’s Ordinary Shares or securities convertible into the Company’ Ordinary Shares by the Company prior to the Loan Amendment Closing date, the number of Compensation Shares shall be increased to represent 18.7% of the total outstanding shares of the Company (excluding treasury shares) to the extent such number does not represent 18.7% of the outstanding shares immediately prior to the Issuance; notwithstanding the above, if a Lender exercises its Early Conversion Option, such Lender shall not be entitled to its respective portion of the Compensation Shares and shall only receive the Conversion Option Shares pursuant to Section 7."

2.	Section 7 of the Agreement is hereby amended and restated in its entirety and replaced with the following:

3.
"7.   Optional Conversion. Subject to the Closing, the Company hereby grants each Lender the right, at their sole discretion, to convert the Initial Principal and the Second Principal and any accrued and unpaid Interest thereon, in full and not in part, at any time the Loans are outstanding, into Ordinary Shares of the Company (the "Conversion Option Shares") at a price per share of three dollars ($3) (the "Conversion Option" and the "Conversion Price"); In addition to the above, each Lender shall have the right, at any time prior to the date which is 120 days following the Loan Amendment Closing Date, to elect to convert its full respective portion of the Initial Principal and the Second Principal and any accrued and unpaid Interest thereon into Conversion Shares at a Conversion Price equal to the lower of (i) the 30-day volume weighted average price per share of the Company's Ordinary Shares on the NASDAQ Global or the Nasdaq Capital market calculated as at the end of the two trading-days prior to the Loan Amendment Closing Date; and (ii)  $3 per share (the "Early Conversion Option"). The Lenders shall be entitled to exercise the Early Conversion Option by providing the Company a notice (a "Conversion Notice") notifying the Company on their election to exercise the Conversion Option. Lenders holding a majority in interest of the outstanding principal and Interest of the Loans shall be entitled to exercise the Conversion Option on behalf of all of the Lenders. The Company shall issue the Conversion Option Shares within 4 business days (in Israel and in the US) of the delivery of the Conversion Notice. Following the issuance of the Conversion Option Shares to the Lenders, in accordance with their pro rata interest in the Loans, the Company shall not owe any principal amount under the Loans or any Interest to the Lenders. The Conversion Option Shares shall be issued to the Lenders free and clear of any Lien and shall be deemed "Registrable Securities" under the Registration Rights Agreement. In case any withholding applies to the issuance of the Conversion Option Shares issued with respect to any accrued and unpaid Interest, the Company agrees to transfer only the net number of PIK Shares to the Lenders following the applicable withholding and subject to Section 11 herein."  Notwithstanding any provision to the contrary, the parties hereto hereby acknowledge and agree that it is possible that the Company shall not have sufficient authorized share capital (taking into account its other obligations) for issuance of Ordinary Shares under this Amendment or other agreements entered into between parties hereto. In such a case, the Company hereby undertakes to convene a meeting of its shareholders for purpose of approval of an increase of its authorized share capital and necessary amendment of its articles of association in this regard not later than 60 days following the Loan Amendment Closing Date. The Company undertakes to issue not less than 2.5 million Ordinary Shares to the Lenders, in the aggregate under the Amendment and other agreements entered into between the Company and the Lenders, without an increase of its registered share capital.

Each of the Lenders agrees that in the event that any issuance of shares by the Company hereunder or under other agreement entered into with the Company, would cause such Lender to hold 44.99% or more of the voting rights in the Company, the amount of Ordinary Shares issuable to such Lender shall be decreased so that the aggregate holdings of such Lender of the Company’s shares shall not exceed 44.99% of the Company’s issued share capital, and the respective amount attributed to the un-issued amount of Ordinary Shares shall be deemed as never converted into Ordinary Shares and shall be repaid and bear interest in accordance with the terms of the applicable agreement. The provisions in this paragraph shall apply as long as such issuance is prohibited under the Israeli Companies law, 1999.

4.
Continuity of Terms. Any provision of the Agreement not specifically amended herein shall remain in full force and effect. This Amendment shall be deemed as an integral part of the Agreement, the provisions of which shall apply to all parties thereto and hereto; provided however that any provisions in the Agreement conflicting with this Amendment shall be overruled and governed by this Amendment.

5.
Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this AMENDMENT NO. 1 to PURCHASE AND AMENDMENT TO LOAN AGREEMENT as of the date first above written.

The Company:

BluePhoenix Solutions Ltd.
By: Shimon Barkama
(Name & Title)

The Lenders:

______________________
Lake Union Capital Management, LLC.
By: ______________
(Name & Title)

______________________
Prescott Group Capital Management, LLC
By: ______________
(Name & Title)

______________________
Columbia Pacific Opportunity Fund, LP
By: ______________
(Name & Title)